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Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
First Mariner Bancorp:

    We consent to the inclusion in Amendment No. 2 to the registration statement on Form S-2 (File No. 333-67854) of First Mariner Bancorp and subsidiaries of our report dated January 28, 2000, with respect to the consolidated statement of financial condition as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999 included in the December 31, 2000 Annual Report on Form 10-K. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Baltimore, Maryland
October 3, 2001

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  Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS